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                                                                 EXHIBIT 99.h(2)


                     TRANSFER AGENCY AND SERVICE AGREEMENT
                                  FEE SCHEDULE

                            EFFECTIVE MARCH 1, 2002

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Fee Schedule for Services as Transfer Agent, Dividend Disbursing Agent and
Shareholder Servicing Agent for the following Fund:

                           HARBOR MID CAP VALUE FUND

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Fees are based on an annual per shareholder account charge for account maintenance. Fees are billable on a monthly basis at a rate of 1/12 of the annual fee. A charge is made for an account beginning in the month that an account opens and continues monthly until the account is closed.

The annual maintenance fee is $45 per account, per year.

There shall be a minimum fee payment in the amount f $1,000 per month.

All mass mailings to shareholders shall be the responsibility of the Fund, except that Harbor Transfer, Inc. shall provide the Fund with appropriate mailing labels.

HARBOR FUND ON BEHALF OF           HARBOR TRANSFER, INC.
HARBOR MID CAP VALUE




By:                                By:
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   James M. Williams, President          Constance L. Souders, President